Exhibit 99.1

For immediate release

For more information, contact:
Media, Janice Aston White, 713-307-8780

Endeavour completes purchase
of interest in UK field

Houston, TX – May 22, 2006 — Endeavour International Corporation (Amex: END) today announced that its subsidiary, Endeavour Energy UK Limited, has completed its purchase of an eight percent interest in the Enoch Field in the North Sea.

The field is one of the first discoveries to be developed along the median line between the United Kingdom and Norway. Production from the project is expected to begin about year end 2006. The company’s net share of production is expected initially to be approximately 1,000 barrels of oil per day.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.